Thomas J. Fitzgerald	Mark A. Rozelle
Media Relations	Investor Relations
(203) 622-3549	(203) 622-3520
UST REPORTS SECOND QUARTER 2007 RESULTS;
RAISES GUIDANCE ON STRONG FUNDAMENTALS
•	GAAP diluted EPS $.87, +4.8% vs. year ago

•	Adjusted non-GAAP diluted EPS $.90, +8.4% vs. year ago (see table)

•	Higher than projected premium MST net can sales growth, +1.5% vs. year ago

•	Strong MST category growth continues, +7.2% vs. year ago (26 weeks ended June 16, 2007)

•	USSTC’s MST category share stabilizing

•	Wine posts net sales +28% and operating profit +20% vs. year ago

•	Project Momentum three-year cost reduction target increased by $50 million to $150+ million

•	Total year 2007 GAAP diluted EPS target at $3.21, adjusted non-GAAP diluted EPS target raised $.03 to $3.35
GREENWICH, Conn., July 26, 2007 — UST Inc. (NYSE: UST) today reported that the company continued to gain momentum in all aspects of its business in the second quarter 2007, resulting in significantly better than expected financial results.
“Through the first six months of 2007, we remained focused on building momentum in our businesses so that our company can grow its strong brands and maintain their category-leading positions,” said Murray S. Kessler, president and chief executive officer. “As the fundamentals of our businesses continue to improve, we remain confident in our ability to deliver a 10 percent annual shareholder return on a consistent and sustainable basis over the long term.”
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Consolidated Results
For the second quarter ended June 30, 2007 on a GAAP basis, net sales increased 3.9 percent to $491.3 million, operating income increased 0.9 percent to $227.6 million, net earnings increased 3.9 percent to $140 million and diluted earnings per share increased 4.8 percent to $.87 versus the prior year period. Second quarter 2007 results include Project Momentum related restructuring charges and lease charges recorded in connection with the sale of the company’s headquarters totaling $6.8 million before income taxes, or $.03 per diluted share.
As indicated on the attached table reconciling GAAP to non-GAAP financial measures, second quarter 2007 adjusted non-GAAP operating income increased 3.9 percent to $234.4 million, net earnings increased 7.1 percent to $144.2 million and diluted earnings per share increased 8.4 percent to $.90 versus the year-ago period.
The 8.4 percent increase in adjusted non-GAAP diluted earnings per share exceeded the company’s previous guidance of 1 to 3 percent. This was driven by continued improvement in premium moist smokeless tobacco net unit volume, strong results for wine operations, cost and spending favorability across all operations due to Project Momentum, lower net interest expense, a lower effective tax rate and a reduction in shares outstanding versus the prior year period.
For the six-month period ended June 30, 2007 on a GAAP basis, net sales increased 3.5 percent to $938.3 million, operating income decreased 3.9 percent to $405.4 million, net earnings decreased 1.2 percent to $247.5 million and diluted earnings per share decreased 0.6 percent to $1.53.
As indicated on the attached table reconciling GAAP to non-GAAP financial measures, the six-month 2007 period included antitrust litigation settlement and restructuring charges, partially offset by a net gain on the sale of the company’s headquarters, resulting in an unfavorable net impact of $.11 per diluted share. Six-month 2007 adjusted non-GAAP operating income increased 2.4 percent to $433.7 million, net earnings increased 5.5 percent to $265.3 million and diluted earnings per share increased 5.8 percent to $1.64 versus the year-ago period.
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Smokeless Tobacco Segment
Smokeless Tobacco segment second quarter 2007 net sales were $399 million, stable compared to the year-ago period. Operating profit for the segment, including its share of restructuring charges, increased 2 percent to $223.8 million. Excluding restructuring charges, adjusted non-GAAP operating profit increased 3.4 percent to $227 million. The adjusted operating profit margin increased 190 basis points to 56.9 percent as cost efficiencies resulting from Project Momentum more than offset increased spending in brand building marketing programs.
The company posted solid moist smokeless tobacco net unit volume growth for the quarter as a result of ongoing investments to grow the category by converting adult smokers to smokeless tobacco, investment in premium brand loyalty programs, and continued successful new product introductions. Premium moist smokeless tobacco net can sales increased 1.5 percent versus the prior year period to 144.1 million. Price value net can sales increased 8.6 percent to 25.8 million and total net can sales increased 2.5 percent to 169.9 million.
U.S. Smokeless Tobacco Company’s Retail Account Data Share & Volume Tracking System (RAD-SVT) for the 26-week period ended June 16, 2007, indicates continued strong category growth trends and USSTC’s category share stabilizing. (See supplemental schedule for information about RAD-SVT data). Total category shipments increased 7.2 percent versus the year-ago period. USSTC total shipments increased 3.2 percent, and USSTC’s total share of 61.2 percent declined 2.4 percentage points versus the prior year period, but only 0.1 percentage points versus the previously reported 26-week period ended February 24, 2007.

USSTC MST Category Share (26 weeks ended)
June 16, 2007	February 24, 2007
61.2%	61.3%
The total premium segment grew 1.4 percent versus the prior year period, with USSTC brands gaining share of the segment with shipments up 2.1 percent. The total price value segment increased 15.8 percent, with USSTC’s price value shipments up 9.6 percent during the same period.
“We are pleased to report our fourth straight quarter of premium unit volume growth,” said Daniel W. Butler, president, U.S. Smokeless Tobacco Company. “Our brand building programs are performing well,
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and with our share on a path to stabilizing, we are increasing our projected growth rate for premium unit volume for the year to approximately 1.5 percent from 1 percent, excluding the extra billing day in the fourth quarter.”
Smokeless Tobacco segment six-month 2007 net sales increased 0.1 percent to $766.5 million versus the prior year period. Total moist smokeless tobacco net can sales increased 2.4 percent to 325 million, with premium net can sales up 1.5 percent to 275.9 million and price value net can sales up 8.1 percent to 49.1 million.
GAAP operating profit for the segment, including antitrust litigation settlement charges and its share of restructuring charges, decreased 28.3 percent to $294.7 million. Excluding these items, adjusted non-GAAP operating profit increased 2.6 percent to $423.3 million.
Wine Segment
In the second quarter 2007, net sales for Ste. Michelle Wine Estates increased 28.3 percent to $79.5 million. Strong growth was driven by the incremental benefit from the distribution of Antinori products and the acquisition of Erath in the back half of last year, combined with continued product innovation, increased distribution and favorable acclaim on the company’s core brands. Total premium case sales advanced 19.5 percent to 1.2 million cases. Net sales growth combined with good cost control as a result of Project Momentum led to a 19.7 percent increase in operating profit to $11.2 million.
“Last year’s Antinori and Erath transactions have clearly been a success, with both contributing to our strong growth during the quarter,” said Theodor P. Baseler, president, Ste. Michelle Wine Estates. “As a result, Ste. Michelle Wine Estates was the fastest growing top-10 winery in the U.S. during the second quarter.”
For the six-month 2007 period, Wine segment net sales increased 25.3 percent to $148.3 million on a 17 percent increase in premium case sales versus the corresponding 2006 period. Operating profit advanced 24.9 percent to $22.4 million.
Outlook
Project Momentum, the company’s cost-savings initiative, continues to yield additional opportunities for savings and efficiencies. As such, the company is raising its targeted savings resulting from this initiative by $50 million, from $100+ million to $150+ million. The additional savings are expected to be realized in the back half of the original three-year period established last year.
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As a result of the strength in second quarter 2007 results, the company is increasing its 2007 diluted earnings per share guidance. On a GAAP basis, diluted earnings per share is targeted at $3.21, with a range of $3.16 to $3.27 and reflects an additional $.03 in charges in the second half of 2007, comprised of Project Momentum related restructuring charges and lease charges in connection with the sale of the company’s headquarters. On an adjusted non-GAAP basis, the diluted earnings per share target has been raised $.03 to $3.35, with a range of $3.30 to $3.41.
Consolidated diluted E.P.S.

	Full Year
	2007 Estimate	2006 Actual	% Change
GAAP diluted E.P.S.	$3.21	$3.12	2.9
Income from discontinued operations, net	—	(.02)	—

GAAP diluted E.P.S. from continuing operations	$3.21	$3.10	3.5

Other items (net of taxes):
Antitrust litigation	.48	.01	—
Restructuring charges	.05	.08	—
Impact of sale of corporate headquarters, net	(.39)	—	—

Adj. non-GAAP diluted E.P.S.	$3.35	$3.19	5.0
Over the long-term, the company’s goal is to provide an average annual shareholder return of 10 percent, including diluted earnings per share growth and a strong dividend. Improved sales trends in both the Smokeless Tobacco and Wine segments coupled with the Project Momentum cost savings initiative provide confidence that this goal can be achieved, while at the same time allowing for investment to continue to enhance the company’s competitiveness in a vibrant and growing smokeless tobacco category.
A conference call is scheduled for 9 a.m. Eastern Time today to discuss these results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling (888) 286-8010 or (617) 801-6888, code #40729066 or by visiting the website.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and Ste. Michelle Wine Estates. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. Ste. Michelle Wine Estates produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as distributes and markets Antinori products in the United States.
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All statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the Company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to product liability, antitrust and other matters and legal and other regulatory initiatives; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets; and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements made by the Company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the Company which can affect forward-looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)
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UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter
	2007	2006	% Change

Net sales	$491,254	$472,900	+ 3.9

Costs and expenses
Cost of products sold	126,849	112,414	+ 12.8
Selling, advertising and administrative	132,899	134,902	- 1.5
Restructuring charges	3,908	—	—

Total costs and expenses	263,656	247,316	+ 6.6

Operating income	227,598	225,584	+ 0.9
Interest, net	8,555	10,793	- 20.7

Earnings before income taxes	219,043	214,791	+ 2.0
Income tax expense	79,072	80,136	- 1.3

Net earnings	$139,971	$134,655	+ 3.9

Net earnings per share:
Basic	$.88	$.84	+ 4.8
Diluted	$.87	$.83	+ 4.8

Dividends per share	$.60	$.57	+ 5.3

Average number of shares:
Basic	159,557	160,791
Diluted	161,104	162,240

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Six months ended June 30,
	2007	2006	% Change

Net sales	$938,272	$906,541	+ 3.5

Costs and expenses
Cost of products sold	242,502	216,624	+ 11.9
Selling, advertising and administrative	265,959	266,610	- 0.2
Restructuring charges	7,428	—	—
Antitrust litigation	122,100	1,350	—

Total costs and expenses	637,989	484,584	+ 31.7
Gain on sale of corporate headquarters	105,143	—	—

Operating income	405,426	421,957	- 3.9
Interest, net	18,130	22,263	- 18.6

Earnings before income taxes	387,296	399,694	- 3.1
Income tax expense	139,812	149,126	- 6.2

Net earnings	$247,484	$250,568	- 1.2

Net earnings per share:
Basic	$1.55	$1.55	—
Diluted	$1.53	$1.54	- 0.6

Dividends per share	$1.20	$1.14	+ 5.3

Average number of shares:
Basic	159,762	161,194
Diluted	161,340	162,442

UST
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$304,587	$254,393
Short-term investments	40,000	20,000
Accounts receivable	58,717	52,501
Inventories:
Leaf tobacco	179,692	201,035
Products in process	206,795	233,741
Finished goods	157,259	145,820
Other materials and supplies	23,635	20,662

Total inventories	567,381	601,258
Deferred income taxes	25,325	11,370
Income taxes receivable	18,000	—
Assets held for sale	1,816	31,452
Prepaid expenses and other current assets	42,155	27,136

Total current assets	1,057,981	998,110
Property, plant and equipment, net	388,757	389,810
Deferred income taxes	32,355	26,239
Other assets	26,129	26,189

Total assets	$1,505,222	$1,440,348

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued expenses	$202,057	$268,254
Income taxes payable	—	18,896
Litigation liability	130,935	12,927

Total current liabilities	332,992	300,077
Long-term debt	840,000	840,000
Postretirement benefits other than pensions	89,818	86,413
Pensions	151,414	142,424
Income taxes payable	38,033	—
Other liabilities	9,899	5,608

Total liabilities	1,462,256	1,374,522

Contingencies

Stockholders’ equity:
Capital stock (1)	105,418	104,956
Additional paid-in capital	1,077,406	1,036,237
Retained earnings	687,410	635,272
Accumulated other comprehensive loss	(53,430)	(56,871)

	1,816,804	1,719,594
Less treasury stock — 51,462,928 shares in 2007 and 49,319,673 shares in 2006	1,773,838	1,653,768

Total stockholders’ equity	42,966	65,826

Total liabilities and stockholders’ equity	$1,505,222	$1,440,348

(1)	Common Stock par value $.50 per share: Authorized — 600 million shares; issued — 210,835,643 shares in 2007 and 209,912,510 shares in 2006. Preferred Stock par value $.10 per share: Authorized — 10 million shares; Issued — None.

UST
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2007	2006
Operating Activities:
Net earnings	$247,484	$250,568
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,545	22,897
Share-based compensation expense	7,001	4,551
Excess tax benefits from share-based compensation	(6,619)	(1,285)
Gain on sale of corporate headquarters building	(105,143)	—
Gain on disposition of property, plant and equipment	(629)	(2,154)
Amortization of imputed rent on corporate headquarters building	3,851	—
Deferred income taxes	(6,622)	(4,671)
Changes in operating assets and liabilities:
Accounts receivable	(6,216)	6,453
Inventories	33,877	32,145
Prepaid expenses and other assets	(3,777)	3,352
Accounts payable, accrued expenses, pensions and other liabilities	(53,373)	(51,846)
Income taxes	(8,412)	22,867
Litigation liability	118,008	443

Net cash provided by operating activities	241,975	283,320

Investing Activities:
Short-term investments, net	(20,000)	10,000
Purchases of property, plant and equipment	(22,582)	(10,937)
Proceeds from dispositions of property, plant and equipment	130,456	6,024
Investment in joint venture	(71)	(785)

Net cash provided by investing activities	87,803	4,302

Financing Activities:
Proceeds from the issuance of stock	26,122	22,950
Excess tax benefits from share-based compensation	6,619	1,285
Dividends paid	(192,255)	(184,013)
Stock repurchased	(120,070)	(99,975)

Net cash used in financing activities	(279,584)	(259,753)

Increase in cash and cash equivalents	50,194	27,869
Cash and cash equivalents at beginning of year	254,393	202,025

Cash and cash equivalents at end of period	$304,587	$229,894

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)
The adjusted non-GAAP financial measures used in this press release exclude the impact of the net gain on the sale of the company’s corporate headquarters, restructuring charges associated with the Project Momentum cost savings initiative and antitrust litigation charges. The “gain on the sale of corporate headquarters, net” reflects the net impact of the gain recorded on the sale and the amortization of the short-term imputed rent on the property, which will be recognized through Sept. 2007 when the company relocates its headquarters. For the full year, the net impact of these two items will result in $.39 per diluted share. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The company believes that these non-GAAP financial measures are helpful in assessing ongoing and forecasted operating results. In addition, these non-GAAP financial measures facilitate the company’s internal comparisons to historical operating results and comparisons to competitors’ operating results. The company has included these non-GAAP financial measures in this press release because it believes such measures allow for greater transparency related to supplemental information used by management in its financial and operational analysis. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided on the following pages.

Second Quarter
Consolidated Operating Income

	Second Quarter
	2007	2006	% Change
GAAP operating income	$227,598	$225,584	0.9

Other items:
Restructuring charges	3,908	—	—
Impact of sale of corporate headquarters, net	2,888	—	—

Adj. non-GAAP operating income	$234,394	$225,584	3.9
Consolidated Net Earnings

	Second Quarter
	2007	2006	% Change
GAAP net earnings	$139,971	$134,655	3.9

Other items (net of taxes):
Restructuring charges	2,500	—	—
Impact of sale of corporate headquarters, net	1,742	—	—

Adj. non-GAAP net earnings	$144,213	$134,655	7.1
Consolidated diluted E.P.S.

	Second Quarter
	2007	2006	% Change
GAAP diluted E.P.S.	$.87	$.83	4.8

Other items (net of taxes):
Restructuring charges	.02	—	—
Impact of sale of corporate headquarters, net	.01	—	—

Adj. non-GAAP diluted E.P.S.	$.90	$.83	8.4
Smokeless Tobacco Segment Operating Profit

	Second Quarter
	2007	2006	% Change
GAAP operating profit	$223,758	$219,452	2.0

Other items:
Restructuring charges	3,253	—	—

Adj. non-GAAP operating profit	$227,011	$219,452	3.4

Six Months
Consolidated Operating Income

	Six months ended June 30,
	2007	2006	% Change
GAAP operating income	$405,426	$421,957	-3.9

Other items:
Antitrust litigation	122,100	1,350	—
Restructuring charges	7,428	—	—
Impact of sale of corporate headquarters, net	(101,292)	—	—

Adj. non-GAAP operating income	$433,662	$423,307	2.4
Consolidated Net Earnings

	Six months ended June 30,
	2007	2006	% Change
GAAP net earnings	$247,484	$250,568	-1.2

Other items (net of taxes):
Antitrust litigation	77,752	846	—
Restructuring charges	4,746	—	—
Impact of sale of corporate headquarters, net	(64,725)	—	—

Adj. non-GAAP net earnings	$265,257	$251,414	5.5
Consolidated diluted E.P.S.

	Six months ended June 30,
	2007	2006	% Change
GAAP diluted E.P.S.	$1.53	$1.54	-0.6

Other items (net of taxes):
Antitrust litigation	.48	.01	—
Restructuring charges	.03	—	—
Impact of sale of corporate headquarters, net	(.40)	—	—

Adj. non-GAAP diluted E.P.S.	$1.64	$1.55	5.8
Smokeless Tobacco Segment Operating Profit

	Six months ended June 30,
	2007	2006	% Change
GAAP operating profit	$294,748	$411,142	-28.3

Other items:
Antitrust litigation	122,100	1,350	—
Restructuring charges	6,486	—	—

Adj. non-GAAP operating profit	$423,334	$412,492	2.6

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	Second Quarter			Six months ended June 30,
	2007	2006	% Chg.	2007	2006	% Chg.
Smokeless Tobacco
Net Sales (mil)	$399.0	$399.1	—	$766.5	$765.4	0.1
Adj. Non-GAAP Oper. Profit (mil)	$227.0	$219.5	3.4	$423.3	$412.5	2.6

MST Net Can Sales
Premium (mil)	144.1	142.0	1.5	275.9	272.0	1.5
Price Value (mil)	25.8	23.7	8.6	49.1	45.4	8.1

Total (mil)	169.9	165.7	2.5	325.0	317.4	2.4

	Volume %		Point
	Chg. vs.		Chg. vs.
	YAGO	Share	YAGO
MST Share Data RAD-SVT 26 wks ended 6/16/07(1)
Total Category	+7.2%
Total Premium Segment	+1.4%	56.5%	-3.2 pts
Total Value Segments	+15.8%	43.4%	+3.2 pts
USSTC Share of Total Category	+ 3.2%	61.2%	-2.4 pts
USSTC Share of Premium Segment	+2.1%	91.0%	+0.6 pts
USSTC Share of Value Segments	+9.6%	22.6%	-1.3 pts

(1)	RAD-SVT — Retail Account Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the Company’s financial performance. This information can vary significantly from the Company’s actual results due to the fact that the Company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

	Second Quarter			Six months ended June 30,
	2007	2006	% Chg.	2007	2006	% Chg.
Wine
Net Sales (mil)	$79.5	$62.0	28.3	$148.3	$118.3	25.3
Operating Profit (mil)	$11.2	$9.4	19.7	$22.4	$17.9	24.9
Premium Case Sales (thou)	1,217	1,018	19.5	2,317	1,981	17.0

Other
Net Sales (mil)	$12.7	$11.8	7.9	$23.5	$22.8	3.0
Operating Profit (mil)	$4.9	$3.9	26.4	$8.9	$7.6	17.4